                                                                    Exhibit h(9)

                            SUB-ADMINISTRATION AND
                           FUND ACCOUNTING AGREEMENT


     THIS SUB-ADMINISTRATION AND FUND ACCOUNTING AGREEMENT dated as of this 1st day of July, 1998 (the "Agreement"), by and between FIRST DATA INVESTOR SERVICES GROUP, INC., a Massachusetts corporation ("Investor Services Group"), having its principal offices at 4400 Computer Drive, Westborough, Massachusetts 01581 and ABN AMRO FUND SERVICES INC., a Delaware corporation (the "Company") having its principal place of business at 208 South La Salle Street, Chicago, Illinois 60604.

     WHEREAS, the Company provides administration and fund accounting services to ABN Amro Funds (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Company desires to retain Investor Services Group to perform certain sub-administrative and fund-accounting services with respect to each investment portfolio listed in Schedule A hereto (collectively, the "Portfolios"), as the same may be amended from time to time by the parties hereto; and

     WHEREAS, Investor Services Group is willing to perform such services on the terms and conditions set forth herein.

                                  WITNESSETH:

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein, the Company and Investor Services Group agree as follows:

     1. Effective Date and Appointment. This Agreement shall be effective on the date first written above. The Company hereby appoints Investor Services Group as Sub-Administrator of the Fund on the terms set forth in this Agreement. Investor Services Group accepts such appointment and agrees to render the services hereinafter set forth.

     2. Delivery of Documents. The Company shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for Investor Services Group to prepare to perform its duties hereunder, deliver or cause to be delivered to Investor Services Group the following documents properly certified or authenticated:

          (a) The Fund's Declaration of Trust (the "Declaration of Trust") filed with the Commonwealth of Massachusetts and all amendments thereto;

          (b) The Fund's By-Laws and all amendments thereto (the "By-Laws");

          (c) The Investment Advisory Agreement between ABN Amro Asset Management (USA) Inc. (the "Adviser") and the Fund dated as of December 31, 1992 and all amendments thereto (the "Advisory Agreement");

          (d) The Custody Agreement between CoreStates Bank, N.A. (the "Custodian") and the Fund dated as of December 31, 1992 and all amendments thereto (the "Custody Agreement");

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          (e) The Transfer Agency and Services Agreement between First Data
Investor Services Group, Inc. (the "Transfer Agent") and the Fund dated as of February 26, 1998 and all amendments thereto;

          (f) The Distribution Agreement between First Data Distributors, Inc. (the "Distributor") and the Fund dated as of February 26, 1998 and all amendments thereto (the "Distribution Agreement");

          (g) The Fund's Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933 and under the 1940 Act (File Nos. 33-52784 and 811-7244), as declared effective by the Securities and Exchange Commission ("SEC") on December 31, 1992, relating to shares of the Fund's beneficial interests, no par value per share, and all amendments thereto; and

          (h) Each Portfolio's most recent prospectus and Statement of Additional Information and all amendments and supplements thereto (collectively, the "Prospectuses").

     The Company will furnish Investor Services Group from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Company will provide Investor Services Group with any other documents that Investor Services Group may reasonably request and will notify Investor Services Group as soon as possible of any matter materially affecting the performance of Investor Services Group of its services under this Agreement.

     3. Duties as Sub-Administrator. Investor Services Group, as Sub-Administrator, will assist in supervising various aspects of the Fund's administrative operations and undertakes to perform the following specific services:

          (a) Administering and performing the customary services of a sub-administrator, including those described in Schedule D hereto and incorporated herein and in accordance with the terms of the Registration Statement of the Fund on behalf of the Portfolios, applicable law, the procedures of the Fund, and the procedures established from time to time between Investor Services Group and the Company;

          (b) Maintaining office facilities (which may be in the offices of Investor Services Group or a corporate affiliate) and furnishing corporate officers for the Fund;

          (c) Performing the functions ordinarily performed by a mutual fund group's internal legal department as described in Schedule D to this Agreement, furnishing data processing services, clerical services, and executive and administrative services and standard stationery and office supplies in connection with the foregoing;

          (d) Accounting and bookkeeping services (including the maintenance of such accounts, books and records of the Fund as may be required by Section 31(a) of the 1940 Act and the rules thereunder);

          (e) Internal auditing;

          (f) Performing all functions ordinarily performed by the office of a corporate treasurer, and furnishing the services and facilities ordinarily incident thereto, including calculating the net asset value of the shares in conformity with the Portfolio(s) prospectus(es);

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          (g) Preparing reports to the Fund's shareholders of record and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual
Reports on Form N-SAR;

          (h) Preparing and filing various reports or other documents required by federal, state and other applicable laws and regulations, other than those filed or required to be filed by the Adviser or Transfer Agent;

          (i) Preparing and filing the Fund's tax returns;

          (j) Assisting the Adviser, at the Adviser's request, in developing compliance procedures for the Fund which will include, among other matters, procedures monitoring compliance with each Portfolio's investment objective, policies, restrictions, tax matters and applicable laws and regulations;

          (k) Monitoring compliance with each Portfolio's investment objective, policies, restrictions, tax matters and applicable laws and regulations in accordance with the procedures established from time to time between Investor Services Group, the Adviser, the Company and the Fund;

          (l) Performing all functions ordinarily performed by the office of a corporate secretary, and furnishing the services and facilities incident thereto, including all functions pertaining to matters organic to the organization, existence and maintenance of the corporate franchise of the Fund, including preparation for, conduct of, and recording trustees' meetings and shareholder meetings. Trustees' meetings in excess of five in any calendar year and shareholder meetings in excess of one in any one year period shall be for an additional reasonable charge as may be agreed upon by the Company and Investor Services Group;

          (m) Performing "Blue Sky" compliance functions, including maintaining notice filings, qualifications or "Blue Chip" exemptions (if available) in all U.S. jurisdictions requested by the Company, monitoring sales of shares in all such jurisdictions and filing such additional notice or applying for such additional or amended qualifications as may be reasonably anticipated to be necessary to permit continuous sales of the shares of the Portfolios in all such jurisdictions, filing sales literature and advertising materials to the extent required, with such Blue Sky authorities, and making and filing all other applications, reports, notices, documents and exhibits in connection with the foregoing; and

          (n) Furnishing all other services identified on Schedule D annexed hereto and incorporated herein which are not otherwise specifically set forth above.

          (o) Investor Services Group agrees to provide the services set forth herein in accordance with the Performance Standards annexed hereto as Exhibit 1 of Schedule D and incorporated herein (the "Performance Standards"). Such Performance Standards may be amended from time to time by the parties.

     In performing its duties under this Agreement, Investor Services Group: (a) will act in accordance with the Declaration of Trust, By-Laws, Prospectuses and with the instructions and directions of the Company and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (b) will consult with legal counsel to the Fund, as appropriate. Furthermore, Investor Services Group shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Fund or

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any of its Portfolios and shall not provide any investment advisory services to the Fund or any of its Portfolios.

     4. Compensation and Allocation of Expenses. Investor Services Group shall bear all expenses in connection with the performance of its services under this Agreement, except as indicated below.

          (a) Investor Services Group will from time to time employ or associate with itself such person or persons as Investor Services Group may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both Investor Services Group and the Fund. The compensation of such person or persons shall be paid by Investor Services Group and no obligation shall be incurred on behalf of the Company or the Fund in such respect.

          (b) Investor Services Group shall not be required to pay any of the following expenses incurred by the Company or the Fund: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing prospectuses, reports and notices; interest on borrowed money; brokerage commissions; taxes and fees payable to Federal, state and other governmental agencies; fees of Trustees of the Fund who are not affiliated with Investor Services Group; outside auditing expenses; outside legal expenses; or other expenses not specified in this Section 4 which are properly payable by the Company or the Fund.

          (c) The Company will compensate Investor Services Group for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule B and incorporated herein.

          (d) The Company will compensate Investor Services Group for its services rendered pursuant to this Agreement in accordance with the fees set forth above. Such fees do not include reasonable out-of-pocket disbursements of Investor Services Group or Special Legal Services, as described in Schedule C, for which Investor Services Group shall be entitled to bill separately. Out-of-pocket disbursements shall include the items specified in Schedule C, annexed hereto and incorporated herein, and such other expenses as agreed upon in writing by Investor Services Group and the Company.

          (e) Investor Services Group will bill the Company as soon as practicable after the end of each calendar month, and said billings will be detailed in accordance with the out-of-pocket schedule. The Company will pay to Investor Services Group the amount of such billing by Federal Funds Wire within fifteen (15) business days after the Company's receipt of said bill. In addition, Investor Services Group may charge a service fee on any past due billed amount equal to the lesser of (i) one and one half percent (1-1/2%) per month or (ii) the highest interest rate legally permitted.

          (f) Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule B, a revised Fee Schedule, executed and dated by the parties hereto.

          (g) In the event that Investor Services Group has failed to meet a specific Performance Standard category with respect to any Portfolio, as set forth in Exhibit 1 to Schedule D, in two of any rolling three month periods, the Company may reduce the total amount of fees due to Investor Services Group under this Agreement, excluding out-of-pocket expenses, by an amount equal to five percent (5%) of the fees for the third month. Notwithstanding the foregoing, the Company's right under this Section 4(g)

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shall not be effective until ninety (90) days after Investor Services Group has begun providing services under this Agreement.

          (h) In the event that Investor Services Group has failed to meet a specific Performance Standard category with respect to the Portfolio, as set forth in Exhibit 1 to Schedule D, in four of any rolling six month period, the Company may terminate this Agreement in accordance with Section 8(d). Notwithstanding the foregoing, the Company's right under this Section 4(h) shall not be effective until ninety (90) days after Investor Services Group has begun providing services under this Agreement.

     5.  Limitation of Liability.

     (a) Investor Services Group shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement. Investor Services Group shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company or the Fund in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from Investor Services Group's willful misfeasance, bad faith or negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof, reliance on information furnished to the Company or the Fund by Investor Services Group or its affiliates, or Investor Services Group's refusal or failure to comply with the terms or conditions of this Agreement. The Company shall not be liable to Investor Services Group or any of its affiliates for any error of judgment or mistake of law or for any loss suffered by Investor Services Group or its affiliates in connection with this Agreement, except for a loss resulting from the Company's willful misfeasance, bad faith or negligence, or by reason of its reckless disregard of its duties and obligations hereunder.

     (b) Each party shall have the duty to mitigate damages for which the other party may become responsible.

     (c) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

     6.  Indemnification.

          (a) The Company shall indemnify and hold Investor Services Group harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against Investor Services Group or for which Investor Services Group may be held to be liable in connection with any action required to be taken pursuant to this Agreement (a "Claim"), unless such Claim resulted from a willful misfeasance, bad faith or negligence by Investor Services Group in the performance of its duties hereunder or reckless disregard of its duties or obligations hereunder, reliance on information furnished to the Company by Investor Services Group or its affiliates, or Investor Services Group's refusal or failure to comply with the terms or conditions of this Agreement.

          (b) Investor Services Group shall indemnify and hold the Company harmless from and against any and all claims, costs, expenses (including attorney's fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Company, or for which the Company

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may be held liable in connection with this Agreement, or Investor Services
Group's performance hereunder (a "Claim"), unless such Claim resulted from willful misfeasance, bad faith or negligence by the Company in the performance of it duties or obligations hereunder, or reckless disregard of its duties and obligations hereunder.

          (c) In any case in which one party (the "Indemnifying Party") may be asked to indemnify or hold the other party (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so in good faith shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party whose approval shall not be unreasonably withheld, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. If the Indemnifying Party elects to assume the defense of any suit and retains counsel, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Section 6 shall survive the termination of this Agreement.

          (d) Except for remedies which cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 6 shall be the Indemnified Party's sole and exclusive remedy for claims or other actions or proceedings to which the Indemnifying Party's indemnification obligations pursuant to this Article 6 apply.

          (e) In the event that the Indemnifying Party does not elect to assume the defense of any such suit or in the case the Indemnified Party reasonably does not approve of counsel chosen by the Indemnifying Party, or in the case there is a conflict of interest between the Company and Investor Services Group, the Indemnifying Party will reimburse the Indemnified Party, its officers, trustees, directors and employees, or the controlling person or persons named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by the Indemnified Party or such defendant(s). The Indemnifying Party's indemnification agreement contained in this Section 6 and the Indemnifying Party's representations and warranties contained in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party, its officers, directors, trustees or employees, or any controlling person(s). This agreement of indemnity will inure exclusively to the Indemnified Party's benefit, to the benefit of its several officers, directors, trustees and employees, and their respective estates and to the benefit of the controlling person(s) and their successors. The Indemnifying Party agrees promptly to notify the Indemnified Party of the commencement of any litigation or proceedings against the Indemnifying Party or any of its officers, directors, trustees or employees in connection with the services rendered hereunder.

     7. EXCLUSION OF WARRANTIES. THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, INVESTOR SERVICES GROUP DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE COMPANY, THE FUND OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING,

CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. INVESTOR SERVICES GROUP DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

     8.  Term and Termination of Agreement.

          (a) This Agreement shall be effective on the date first written above and shall continue for a period of three (3) years (the "Initial Term"), unless earlier terminated pursuant to the terms of this Agreement. Thereafter, this Agreement shall automatically be renewed for successive terms of three (3) years ("Renewal Terms") each.

          (b) Either party may terminate this Agreement at the end of the Initial Term or at the end of any subsequent Renewal Term upon not than less than ninety (90) days prior written notice to the other party. This Agreement may be terminated by mutual written agreement of the parties.

          (c) In the event a termination notice is given by the Company, all reasonable expenses associated with movement of records and materials and conversion thereof will be borne by the Company, provided, however, that Investor Services Group shall use its best efforts to mitigate the costs associated with such conversion.

          (d) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") resulting in a material loss to the other party, such other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given or such material breach is incapable of being remedied, as reasonably determined by the Non-Defaulting Party, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If Investor Services Group is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of Investor Services Group with respect to services performed prior to such termination or rights of Investor Services Group to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

          (e) Notwithstanding anything contained in this Agreement to the contrary, in the event that this Agreement is terminated by the Company and such termination arises, either directly or indirectly as a result of the dissolution of the Company or the Fund or the acquisition of or consolidation or merger into or with another company or fund (the "New Company" or "New Fund" respectively) for which Investor Services Group does not provide services substantially similar to those provided to the Company hereunder, prior to the effective date of such termination and the conversion of the Fund's records to the New Fund, or its agent, the Company shall pay to Investor Services Group the fee set forth in Schedule B (the "Early Termination Fee").

          (f) This Agreement may be terminated by the Company without penalty in the event of its assignment, as such term is defined in the 1940 Act, by Investor Services Group, provided that 45 days prior written notice of termination must be given to Investor Services Group within 120 days following the assignment.

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     9.  Modifications and Waivers; Authority to Act.  No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against Investor Services Group unless said writing is executed by a Senior Vice President, Executive Vice President or President of Investor Services Group. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition. Any officer, director, partner, employee or agent of the Fund who is also an officer, director, partner, employee or agent of Investor Services Group shall be deemed to be rendering services to or acting solely for the Fund, except when rendering services or conducting business in connection with Investor Services Group's duties hereunder.

     10. No Presumption Against Drafter. Investor Services Group and the Company have jointly participated in the negotiation and drafting of this Agreement. The Agreement shall be construed as if drafted jointly by the Company and Investor Services Group, and no presumptions arise favoring any party by virtue of the authorship of any provision of this Agreement.

     11. Publicity. Neither Investor Services Group nor the Company shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it, other than factual statements concerning the existence of the relationship, without prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

     12. Severability. The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

     13. Notice. Any notice or other instrument authorized or required by this Agreement to be given in writing to the Company or Investor Services Group shall be sufficiently given if addressed to the party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                    To the Company:

                    ABN Amro Fund Services Inc.
                    208 South La Salle Street
                    Chicago, Illinois 60604
                    Attention: Martha Clemons, Esquire

                    To Investor Services Group:

                    First Data Investor Services Group, Inc.
                    4400 Computer Drive
                    Westborough, Massachusetts 01581
                    Attention: President
                    with a copy to Investor Services Group's General Counsel

     14. Assignment and Subcontracting. This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and is not intended to confer upon any other person any rights or remedies hereunder. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Investor Services Group may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business. Investor Services Group may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by Investor Services Group; provided, however that Investor Services Group may not engage subcontractors to perform a substantial part of the services to be performed by Investor Services Group without the prior written consent of the Company, which consent may not be unreasonably withheld.

     15. Governing Law/Venue. The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and Investor Services Group and the Company hereby submit themselves to the exclusive jurisdiction of those courts. To the extent that the provisions of Massachusetts law or the provisions hereof conflict with the 1940 Act, the 1940 Act shall control.

     16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

     17. Captions. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     18.  Arbitration.

          (a) Any claim or controversy arising out of or related to this Agreement, or breach hereof, shall be settled by arbitration administered by the American Arbitration Association in Boston, Massachusetts in accordance with its applicable rules, except that the Federal Rules of Evidence and the Federal Rules of Civil Procedure with respect to the discovery process shall apply. The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

          (b) The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Article.

     19. Additional Portfolios. In the event that the Fund establishes one or more Portfolios in addition to those identified in Schedule A, with respect to which the Company desires to have Investor Services Group render services as sub-administrator under the terms hereof, the Company shall so notify Investor Services Group in writing, and if Investor Services Group agrees in writing to provide such services, Schedule A shall be amended to include such additional Portfolios.

     20.  Confidentiality: Ownership.

          (a) Confidentiality. In the course of performance under this Agreement, each party may have access to and receive disclosure of confidential information about the other party, including but not limited to that party's financial information, financial strategies, marketing plans, customer profiles, sales estimates, business plans and a variety of other information which the receiving party should reasonably consider to be confidential and proprietary (hereinafter referred to as "Confidential Information"). The contents of this Agreement are also Confidential Information. Each party shall exercise reasonable care to safeguard the confidentiality of the Confidential Information of the other. Confidential Information of the disclosing party shall be used by the receiving party solely in the performance of the receiving party's obligations pursuant to this Agreement. The receiving party shall receive Confidential Information in confidence and not disclose Confidential Information of the disclosing party to any third party, except as may be necessary for the receiving party to perform its obligations pursuant to this Agreement, as required by law or a court of competent jurisdiction or by a regulatory agency with supervisory responsibilities over the disclosing party, for confidential consultations with accountants or attorneys, or as may otherwise be agreed upon in writing by the disclosing party. Each party may, however, disclose Confidential Information to its parent corporation, affiliates, subsidiaries and affiliated companies and employees, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed in breach of this Agreement.

               Each party acknowledges that breach of the restrictions on use, dissemination or disclosure of any Confidential Information of the other party would result in immediate and irreparable harm, and money damages would be inadequate to compensate the other party for that harm. Each party shall be entitled to equitable relief, in addition to all other available remedies, to redress any such breach.

          (b) Ownership. In the course of performance under this Agreement, Investor Services Group may create reports, marketing materials, promotional materials, and other materials relating to the Company ("Results"). The Company acknowledges and agrees that Investor Services Group is the sole owner of all rights (including, but not limited to, copyrights) to any Results, or aspects of Results, that are used by Investor Services Group for administering its clients generally and are not created solely for the Company. Notwithstanding the foregoing, all rights (including, but not limited to, copyrights) to any Results that are created solely for the Company (including, but not limited to, any marketing materials and promotional materials created solely in connection with the Company) are solely owned by the Company and are assigned to the Company by Investor Services Group and the Company shall have a perpetual, royalty free, worldwide, transferable license to use, copy, transmit, distribute and modify any Results owned by Investor Services Group as may reasonably be necessary for the Company to exploit fully all of its rights in any Results owned by the Company.

     21. Records. Notwithstanding any other provisions in this Agreement, Investor Services Group, directly or through third parties, shall maintain and preserve for the periods prescribed therein, records relating to the services to be performed under this Agreement which are required under the 1940 Act, and the rules and regulations thereunder. Any records required to be maintained and preserved under the 1940 Act which are prepared or maintained by Investor Services Group on behalf of the Fund shall be prepared and maintained at the expense of Investor Services Group, but shall be the property of the Fund, shall be readily accessible during normal business hours to the Company and its duly authorized agents, and shall be surrendered promptly to the Company on written request or upon termination of this Agreement. Records shall be surrendered in usable machine readable form. In the case of any request or demand for the inspection of such records by another party, Investor Services Group shall notify the Company and follow the Company's instructions as to permitting or refusing such inspection; provided that

Investor Services Group may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Company has agreed to indemnify Investor Services Group against such liability and any expenses incurred.

     22. Force Majeure. No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

     23. Equipment Failures. Notwithstanding any other provision in this Agreement, in the event of equipment failures or the occurrence of events beyond Investor Services Group's control which render its performance under this Agreement impossible, Investor Services Group shall at no additional expense to the Company take reasonable steps to minimize service interruptions. Investor Services Group represents that the various procedures and systems which Investor Services Group has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the records, and other data of the Company and Investor Services Group's records, data, equipment, facilities and other property used in performance of its obligations hereunder are reasonably adequate and are covered by a reasonably adequate disaster recovery plan, and it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder.

     24. Year 2000. Investor Service Group's services hereunder shall be rendered, and its computer systems used in rendering such services shall operate and function, without any Year 2000 Error. The term "Year 2000 Error" means:

          (a) any failure of Investor Services Group's systems to properly record, store, process, calculate or present calendar dates falling on and after (and, if applicable, spans of time including) January 1, 2000 as a result of the occurrence or use of data consisting of such dates;

          (b) any failure of Investor Services Group's systems to calculate any information dependent on or relating to dates on or after January 1, 2000 in the same manner, and with the same functionality, date integrity and performance, as such systems record, store, process, calculate and present calendar dates on or before December 31, 1999, or information dependent on or relating to such dates; or

          (c) any loss of functionality or performance with respect to the introduction of records or processing of data containing dates falling on or after January 1, 2000.

     25. Entire Agreement. This Agreement, including all Schedules hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.


                          FIRST DATA INVESTOR SERVICES GROUP, INC.

                              /s/ Barbara L. Worthen
                          By:______________________________________

                          Name:____________________________________

                          Title:___________________________________


                          ABN AMRO FUND SERVICES INC.

                              /s/ Martha Clemons
                          By:______________________________________

                                Martha Clemons
                          Name:____________________________________

                                 Corporate Secretary
                          Title:___________________________________

                                   SCHEDULE A

Money Market Funds
     Treasury Money Market Fund
     Government Money Market Fund
     Money Market Fund
     Tax-Exempt Money Market Fund

Fixed Income Funds
     Fixed Income Fund
     Intermediate Government Fixed Income Fund
     Tax-Exempt Fixed Income Fund
     International Fixed Income Fund
     Limited Volatility Fixed Income Fund

Balanced Funds
     Balanced Fund

Equity Funds
     Value Fund
     Growth Fund
     International Equity Fund
     Small Cap Growth Fund
     Asian Tigers Fund
     TransEurope Fund
     Latin America Equity Fund
     Real Estate Fund
     Small Cap Value Fund

                                   SCHEDULE B
                                   ----------

                                  FEE SCHEDULE

     For the services to be rendered, the facilities to be furnished and the payments to be made by Investor Services Group, as provided for in this Agreement, the Company, on behalf of each Portfolio, will pay Investor Services Group a fee for the previous month at the rates listed below. The fee for the period from the effective date of this Agreement to the end of such month shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

     .  Fund Administration Fee:

               0.06% of average net assets for assets up to $2 billion 0.04% of average net assets for assets over $2 billion

     .  Fund Accounting Fee:

               Regular Rate:
               ------------
               Per Portfolio               $35,000
               Each additional class       $2,500

        For any new Portfolios commencing operations on of after April 30, 1998, the following fee schedule shall apply:

               Fund Assets                   Fund Accounting Fee
               -----------                   -------------------
               up to $10 million             waived
               $10 million to $20 million    $17,500 (1/2 regular rate)
               over $20 million              regular rate

     .  Early Termination Fee:

               The Early Termination Fee referred to in Section 8(e) and Section
               13.5 of the Transfer Agency Agreement (together with this Agreement, the "Agreements") shall equal in the aggregate $1,500,000 if such termination occurs during the first year of the Agreements and $750,000 if such termination occurs during the second year of the Agreements.

     . Investor Services Group shall be entitled to collect all out-of-pocket fees described in Schedule C.

                                  SCHEDULE C
                                  ----------

                            OUT-OF-POCKET EXPENSES


Out-of-pocket expenses include, but are not limited to, the following:

     - Postage of Board meeting materials and other materials to the Fund's Board members and service providers (including overnight or other courier services)
     - Telecommunications charges (including FAX) with respect to communications with the Fund's directors, officers and service providers
     - Travel to and from Board Meetings and other meetings with Portfolio management
     - Duplicating charges with respect to filings with federal and state authorities and Board meeting materials
     -   Courier services
     -   Pricing services
     - Forms and supplies for the preparation oF Board meetings and other materials on behalf of the Fund
     -   Vendor set-up charges for Blue Sky services
     -   Customized programming requests
     - Such other expenses as are agreed to by Investor Services Group and the Company

                                  SCHEDULE D
                                  ----------

                  Fund Accounting and Administrative Services

Routine Projects
 .    Daily, Weekly, and Monthly Reporting
 .    Portfolio and General Ledger Accounting
 .    Daily Pricing of all Securities
 .    Daily Valuation and NAV Calculation.  Monitoring compliance with all applicable procedures. Support and report delivery to the valuation committee
 .    Comparison of NAV to market movement
 .    Review of price tolerance/fluctuation report
 .    Research items appearing on the price exception report
 .    Weekly cost monitoring along with market-to-market valuations in accordance with Rule 2a7
 .    Preparation of monthly ex-dividend monitor
 .    Daily cash reconciliation with the custodian bank
 .    Daily updating of price and rate information to the Transfer Agent/
     Insurance Agent
 .    Daily support and report delivery to Portfolio Management
 .    Daily calculation of fund advisor fees and waivers
 .    Daily calculation of distribution rates
 .    Daily maintenance of each fund's general ledger including expense accruals
 .    Daily price notification to other vendors as required
 .    Calculation of 30-day adjusted SEC yields
 .    Preparation of month-end reconciliation package
 .    Monthly reconciliation of fund expense records
 .    Preparation of monthly pay down gain/loss summaries
 .    Preparation of all annual and semi-annual audit work papers
 .    Preparation and Printing of Financial Statements
 .    Providing Shareholder Tax Information to Transfer Agent
 .    Producing Drafts of IRS and State Tax Returns
 .    Treasury Services including:
          Provide Officer for the fund
          Expense Accrual Monitoring
          Determination of Dividends
          Prepare materials for review by the board, e.g., 2a-7,10f-3, 17a-7, 17e-1, Rule 144a
     Tax and Financial Counsel
 .    Monthly Compliance Testing including Section 817H
 .    Other services ordinarily performed and provided by a fund administrator and fund accounting department

                Legal, Regulatory and Board of Trustees Support

Routine Legal Services

Corporate Secretarial
---------------------
 .  Assist in maintaining corporate records and good standing status of Fund in its state of organization
 .  Provide Secretary/Assistant Secretary for Fund
 .  Develop and maintain calendar of annual and quarterly board approvals and regulatory filings
 . Prepare notice, agenda, memoranda, resolutions and background materials for legal approval at quarterly board meetings; attend meetings; make presentations where appropriate; prepare minutes; follow up on issues
 . Provide support for one special board meeting per year and written consent votes where needed

Regulatory/Filings
------------------
 .  Prepare and file annual Post-Effective Amendment
 .  Prepare and file Rule 24e-2 and Rule 24f-2 Notices
 .  Review and file Form N-SAR
 .  Review and file Annual and Semi-Annual Financial Reports
 .  Prepare prospectus supplements as needed

Miscellaneous Routine Legal Services
------------------------------------
 .  Communicate significant regulatory or legislative developments to Fund management and directors and provide related planning assistance where needed . Consult with Fund management regarding portfolio compliance and Fund corporate and regulatory issues as needed
 .  Maintain effective communication with outside counsel and review legal bills of outside counsel
 .  Coordinate the printing and mailing process with outside printers for all shareholder publications
 .  Review sales material and advertising for Fund SEC AND NASD COMPLIANCE
 .  Arrange D&O/E&O insurance and fidelity bond coverage for Fund
 .  Assist in managing SEC audits of Funds
 .  Assist in monitoring Fund Code of Ethics reporting and provide such reports to Adviser
 . Assist in developing compliance guidelines and procedures to improve overall compliance by Fund and service providers

Special Legal Services (billed separately)
 .  Assist in conversion
     Coordinate time and responsibility schedules
     Draft notice, agenda, memoranda, resolutions and background materials for board approval
 .  Assist in new fund start-up (to the extent requested)
     Coordinate time and responsibility schedules
     Prepare Fund corporate documents (MTA/by-laws)
     Draft/file registration statement (including investment objectives/policies and prospectuses)
     Respond to and negotiate SEC comments
     Draft notice, agenda and resolutions for organizational meeting; attend board meeting; make presentations where appropriate; prepare minutes and follow up on issues
 . Prepare notice, agenda, memoranda and background materials for special board meetings, make presentations where appropriate, prepare minutes and follow up on issues*

 .  Prepare proxy material for special meetings (including fund merger documents)*
 .  Prepare PEA for special purposes (e.g., new funds or classes, changes in advisory relationships, mergers, restructurings)*
 .  Assist in extraordinary non-recurring projects
     Arrange CDSC financial programs
     Prospectus simplification
     Profile prospectuses
     Exemptive order applications
 .  Provide consultative legal services as needed


* Services and charges may vary based on volume. Special Legal Services shall be billed at a rate of $185 per hour subject to certain project caps as may be agreed to by Investor Services Group and the Company. No Special Legal Services shall be undertaken by Investor Services Group without the prior written consent of the Company.

                            EXHIBIT 1 TO SCHEDULE D
                               FIRST DATA SERVICE
                             PERFORMANCE STANDARDS

Investor Services Group's obligation to meet the following Performance Standards shall be measured in the aggregate with respect to all Portfolios of the Fund.

Investor Services Group will report to the Company on a monthly basis the percent of items completed within standard as well as a quality rating. Reporting will be detailed to the transaction type level. A pass/fail determination for contractual penalties will however be based on the categories listed below. For example, the accuracy of NAV calculations will be reported to the Company on an individual basis and as a collective group. Investor Services Group will receive a "fail" for the month if the collective score for all financials falls below the contractual level. Note that completion standards are measured in business days.

Fund Accounting/Custody Liaison
-------------------------------

  . NAVs calculated accurately, provided that all information received from external vendors or Fund managers is correct

  . Information to nasdaq is reported accurately and within appropriate time frames

  . Daily bulletin is released by 6:30 p.m. Eastern Time, provided that all information received from external vendors or Fund managers is received on a timely basis

  .  Accurate Cash Availability will be provided by 9:30 a.m. Eastern Time

  .  Budget analysis

The above standards will be adhered to at least 98% of the time measured on a monthly basis.

Fund Administration (Treasury and Reporting)/Tax/Compliance
-----------------------------------------------------------

  . All SEC and IRS regulatory requirements will be met according to the deadlines set forth by the SEC and the IRS

  . Notification to Adviser and Sub-Adviser within two (2) business days with compliance violations based on procedures established by and among Investor Services Group and the Company

The above standard will be met 100% of the time.

Legal Administration
--------------------

  . Board materials will be sent to the Company for review fourteen (14) business days prior to the Board meeting

  .  Review of sales literature - response within seven (7) business days

The above standard will be met 98% of the time as measured on a quarterly basis.

  .  Timely submission of sales literature to NASD

The above standard will be met 98% of the time as measured on a quarterly basis.

                                      -20-